CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-155718, 333-171029, and 333-182288) and Form S-8 (Nos. 333-112717, 333-128299, and 333-176973) of FX Energy, Inc., of our report dated March 14, 2013, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
March 13, 2014